Exhibit 99.1

Company Press Release

August 12, 2021	Flowers Foods (NYSE: FLO)

FLOWERS FOODS, INC. REPORTS SECOND QUARTER 2021 RESULTS

THOMASVILLE, Ga. – Flowers Foods, Inc. (NYSE: FLO), producer of Nature’s Own, Dave’s Killer Bread, Wonder, Canyon Bakehouse, Tastykake, and other bakery foods, today reported financial results for the company’s 12-week second quarter ended July 17, 2021.

Second Quarter Summary:

Compared to the prior year second quarter where applicable

•	Sales decreased 0.8% to $1.017 billion compared to record results in the prior year period that were driven by the pandemic.

•	Net income decreased 2.7% to $56.4 million. Adjusted net income decreased 1.7% to $68.8 million.

•	Adjusted EBITDA(1) decreased 5.0% to $122.1 million. Adjusted EBITDA represented 12.0% of sales, a 50-basis point decrease.

•	Diluted EPS decreased $0.01 to $0.26. Adjusted diluted EPS(1) decreased $0.01 to $0.32.

(1)	Adjusted for items affecting comparability. See reconciliations of non-GAAP measures in the financial statements following this release.

CEO’s Remarks:

“Flowers’ strong second quarter performance reflects the power of our leading brands and our sustained investment in sales growth and network optimization,” said Ryals McMullian, Flowers Foods’ president and CEO. “We are delivering results well ahead of pre-pandemic levels as we continue to grow our market share, and I thank our team for their perseverance in navigating the uncertainty caused by the pandemic.

“By executing on our four strategic pillars – developing our team, focusing on brands, prioritizing margins, and smart M&A – we are continuing to develop the structure and capabilities necessary to achieve our goals,” he continued. “I have never been more optimistic about Flowers’ potential. We have taken important steps forward and remain committed to achieving our financial targets and creating shareholder value in the current year and beyond.”

For the 52-week Fiscal 2021, the Company Expects:

•

Sales in the range of approximately $4.256 billion to $4.300 billion, representing a decrease of approximately 2.0% to 3.0% compared to the prior year period. The new guidance represents an increase over prior guidance of approximately $4.234 billion to $4.300 billion. This change includes a 1.8% reduction in sales due to one fewer week in fiscal 2021.

•	Diluted EPS in the range of approximately $1.17 to $1.22, an increase over prior guidance of $1.10 to $1.17. The effect of one fewer week in fiscal 2021 impacts EPS by approximately $0.02.

The company’s outlook is based on the following assumptions:

•	Depreciation and amortization in the range of $135 million to $140 million

•	Net interest expense of approximately $8 million

•	An effective tax rate of approximately 24.5%

•	Weighted average diluted share count for the year of approximately 213 million shares

•	Capital expenditures for the year in the range of $125 million to $135 million

Matters Affecting Comparability:

Reconciliation of Earnings per Share to Adjusted Earnings per Share

	For the 12 Week Period Ended	For the 12 Week Period Ended
	July 17, 2021	July 11, 2020
Net income per diluted common share	$0.26	$0.27
Project Centennial consulting costs	—	0.02
Business process improvement consulting costs	0.05	—
Acquisition consideration adjustment	0.01	—
Restructuring and related impairment charges	—	0.04

Adjusted net income per diluted common share	$0.32	$0.33

Consolidated Second Quarter Operating Highlights

Compared to the prior year second quarter where applicable

•	Sales decreased 0.8% to $1.017 billion compared to record results in the prior year period driven by the pandemic.

•	Percentage point change in sales attributed to:

•	Pricing/mix: 3.1%

•	Volume: -3.9%

•

Branded retail sales decreased $14.1 million or 2.0% to $674.7 million, store branded retail sales decreased $13.6 million or 9.4% to $131.0 million, while non-retail and other sales increased $19.1 million or 9.9% to $211.5 million.

•	Branded retail sales decreased primarily due to difficult prior year comparisons, partially offset by favorable price/mix.

•	Store branded retail sales decreased primarily due to volume declines as consumer purchasing shifted to branded retail products.

•	Non-retail and other sales increased compared to weak sales in the prior year period due to the pandemic.

•

Net income decreased $1.6 million to $56.4 million due primarily to lower operating income, partly offset by a lower tax rate and lower interest expense. Adjusted net income decreased 1.7% to $68.8 million.

•	Adjusted EBITDA decreased 5.0% to $122.1 million, representing 12.0% of sales, a 50-basis point decrease.

•

Materials, supplies, labor and other production costs (exclusive of depreciation and amortization) were 49.5% of sales, a 20-basis point increase. These costs increased as a percentage of sales due to moderating sales and increased returns of unsold products, partially offset by $1.5 million of start-up costs in the year-ago period related to the conversion of our Lynchburg, Virginia facility to an organic bakery. Rising commodity costs were partially offset by positive price/mix and improved promotional efficiency.

•

Selling, distribution and administrative (SD&A) expenses were 40.1% of sales, a 140-basis point increase, impacted by higher business process improvement consulting costs. Excluding matters affecting comparability, adjusted SD&A expenses were 38.4% of sales, a 30-basis point increase from the prior year period. Higher logistics costs and an increased investment in marketing were partly offset by lower distributor distribution fees, due to the mix shift, and higher scrap income.

•	Depreciation and amortization (D&A) expenses were $31.6 million, or 3.1% of sales, a 10-basis point decrease.

Cash Flow, Capital Allocation, and Capital Return

Year-to-date, through the second quarter of fiscal 2021, cash flow from operating activities decreased by $52.4 million to $223.4 million, capital expenditures increased $11.7 million to $58.3 million, and dividends paid increased $4.4 million to $87.0 million. Cash and cash equivalents were $292.3 million at the end of the second quarter of fiscal 2021.

There are 6.1 million shares that remain authorized for repurchase under the company’s current share repurchase plan. The company expects to continue to make opportunistic share repurchases from time to time under this plan.

Pre-Recorded Management Remarks and Question and Answer Webcast

In conjunction with this release, Flowers Foods will post pre-recorded management remarks and a supporting slide presentation to its website. The company will host a live question and answer webcast at 8:30 a.m. (Eastern) on August 13, 2021. The pre-recorded remarks and the webcast can be accessed at flowersfoods.com/investors and will be archived on the company’s website.

About Flowers Foods

Headquartered in Thomasville, Ga., Flowers Foods, Inc. (NYSE: FLO) is one of the largest producers of packaged bakery foods in the United States with 2020 sales of $4.4 billion. Flowers operates bakeries across the country that produce a wide range of bakery products. Among the company’s top brands are Nature’s Own, Dave’s Killer Bread, Wonder, Canyon Bakehouse, and Tastykake. Learn more at www.flowersfoods.com.

Investor Contact: J.T. Rieck (229) 227-2253

Media Contact: flowersfoods.com/contact/media-inquiries

Forward-Looking Statements

Statements contained in this filing and certain other written or oral statements made from time to time by Flowers Foods, Inc. (the “company”, “Flowers Foods”, “Flowers”, “us”, “we”, or “our”) and its representatives that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to current expectations regarding our future financial condition and results of operations and the ultimate impact of the novel strain of coronavirus (“COVID-19”) on our business, results of operations and financial condition and are often identified by the use of words and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “would,” “is likely to,” “is expected to” or “will continue,” or the negative of these terms or other comparable terminology. These forward-looking statements are based upon assumptions we believe are reasonable. Forward-looking statements are based on current information and are subject to risks and uncertainties that could cause our actual results to differ materially from those projected. Certain factors that may cause actual results, performance, liquidity, and achievements to differ materially from those projected are discussed in the Annual Report on Form 10-K (the “Form 10-K”) and may include, but are not limited to, (a) unexpected changes in any of the following: (1) general economic and business conditions; (2) the competitive setting in which we operate, including advertising or promotional strategies by us or our competitors, as well as changes in consumer demand; (3) interest rates and other terms available to us on our borrowings; (4) energy and raw materials costs and availability and hedging counter-party risks; (5) relationships with or increased costs related to our employees and third-party service providers; (6) laws and regulations (including environmental and health-related issues); and (7) accounting standards or tax rates in the markets in which we operate, (b) the ultimate impact of the COVID-19 outbreak and measures taken in response thereto, including additional variants of the virus and the efficacy and distribution of vaccines, on our business, results of operations and financial condition, which are highly uncertain and are difficult to predict, (c) the loss or financial instability of any significant customer(s), including as a result of product recalls or safety concerns related to our products, (d) changes in consumer behavior, trends and preferences, including health and whole grain trends, and the movement toward more inexpensive store branded products, (e) the level of success we achieve in developing and introducing new products and entering new markets, (f) our ability to implement new technology and customer requirements as required, (g) our ability to operate existing, and any new, manufacturing lines according to schedule, (h) our ability to execute our business strategies which may involve, among other things, (1) the integration of acquisitions or the acquisition or disposition of assets at presently targeted values, (2) the deployment of new systems and technology, and (3) an enhanced organizational structure, (i) consolidation within the baking industry and related industries, (j) changes in pricing, customer and consumer reaction to pricing actions, and the pricing environment among competitors within the industry, (k) disruptions in our direct-store-delivery distribution model, including litigation or an adverse ruling by a court or regulatory or governmental body, or other regulatory developments, that could affect the independent contractor classifications of the independent distributors, (l) increasing legal complexity and legal proceedings that we are or may become subject to, (m) labor shortages and turnover or increases in employee and employee-related costs, (n) the credit, business, and legal risks associated with independent distributors and customers, which operate in the highly competitive retail food and foodservice industries, (o) any business disruptions due to political instability, pandemics, armed hostilities, incidents of terrorism, natural disasters, labor strikes or work stoppages, technological breakdowns, product contamination, product recalls or safety concerns related to our products, or the responses to or repercussions from any of these or similar events or conditions and our ability to insure against such events, (p) the failure of our information technology systems to perform adequately, including any interruptions, intrusions or security breaches of such systems or risks associated with the planned implementation of a new enterprise resource planning (“ERP”) system; and (q) regulation and legislation related to climate change that could affect our ability to procure our commodity needs or that necessitate additional unplanned capital expenditures. The foregoing list of important factors does not include all such factors, nor necessarily present them in order of importance. In addition, you should consult other disclosures made by the company (such as in our other filings with the Securities and Exchange Commission (“SEC”) or in company press releases) for other factors that may cause actual results to differ materially from those projected by the company. Refer to Part I, Item 1A., Risk Factors, of the Form 10-K and Part II, Item 1A., Risk Factors of the Form 10-Q for the quarter ended July 17, 2021 for additional information regarding factors that could affect the company’s results of operations, financial condition and liquidity. We caution you not to place undue reliance on forward-looking statements, as they speak only as of the date made and are inherently uncertain. The company undertakes no obligation to publicly revise or update such statements, except as required by law. You are advised, however, to consult any further public disclosures by the company (such as in our filings with the SEC or in company press releases) on related subjects.

Information Regarding Non-GAAP Financial Measures

The company prepares its consolidated financial statements in accordance with U.S. Generally Accepted Accounting Principles (GAAP). However, from time to time, the company may present in its public statements, press releases and SEC filings, non-GAAP financial measures such as, EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, adjusted net income, adjusted EPS, adjusted income tax expense, adjusted selling, distribution and administrative expenses (SD&A), gross margin excluding depreciation and amortization, free cash flow, and the ratio of net debt to adjusted EBITDA. The reconciliations attached provide reconciliations of the non-GAAP measures used in this presentation or release to the most comparable GAAP financial measure. The company’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

The company defines EBITDA as earnings before interest, taxes, depreciation and amortization. Earnings are net income. The company defines free cash flow as operating cash flow minus capital expenditures. The company believes that free cash flow provides investors a better understanding of the company’s liquidity position. The company believes that EBITDA is a useful tool for managing the operations of its business and is an indicator of the company’s ability to incur and service indebtedness and generate free cash flow. EBITDA is used as the primary performance measure in the company’s 2014 Omnibus Equity and Incentive Compensation Plan. Furthermore, pursuant to the terms of our credit facility, EBITDA is used to determine the company’s compliance with certain financial covenants. The company also believes that EBITDA measures are commonly reported and widely used by investors and other interested parties as measures of a company’s operating performance and debt servicing ability because EBITDA measures assist in comparing performance on a consistent basis without regard to depreciation or amortization, which can vary significantly depending upon accounting methods and non-operating factors (such as historical cost). EBITDA is also a widely-accepted financial indicator of a company’s ability to incur and service indebtedness.

EBITDA should not be considered an alternative to (a) income from operations or net income (loss) as a measure of operating performance; (b) cash flows provided by operating, investing and financing activities (as determined in accordance with GAAP) as a measure of the company’s ability to meet its cash needs; or (c) any other indicator of performance or liquidity that has been determined in accordance with GAAP.

The company defines adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, adjusted net income, adjusted diluted EPS, adjusted income tax expense and adjusted SD&A, respectively, excluding the impact of asset impairment charges, Project Centennial consulting costs, business process improvement costs, lease terminations and legal settlements, acquisition-related costs, and pension plan settlements. Adjusted income tax expense also excludes the impact of tax reform. The company believes that these measures, when considered together with its GAAP financial results, provides management and investors with a more complete understanding of its business operating results, including underlying trends, by excluding the effects of certain charges.

The company defines net debt as total debt less cash and cash equivalents. Net debt to EBITDA is used as a measure of financial leverage employed by the company. Gross margin excluding depreciation and amortization is used as a performance measure to provide additional transparent information regarding our results of operations on a consolidated and segment basis. Changes in depreciation and amortization are separately discussed and include depreciation and amortization for materials, supplies, labor and other production costs and operating activities.

Presentation of gross margin includes depreciation and amortization in the materials, supplies, labor and other production costs according to GAAP. Our method of presenting gross margin excludes the depreciation and amortization components, as discussed above.

The reconciliations attached provide reconciliations of the non-GAAP measures used in this presentation or release to the most comparable GAAP financial measure.

Flowers Foods, Inc.

Condensed Consolidated Balance Sheets

(000’s omitted)

	July 17, 2021	January 2, 2021
Assets
Cash and cash equivalents	$292,270	$307,476
Other current assets	518,753	502,300
Property, plant and equipment, net	701,637	699,393
Right-of-use leases, net	345,087	334,131
Distributor notes receivable (1)	194,969	204,839
Other Assets	18,315	14,722
Cost in excess of net tangible assets, net	1,254,895	1,260,162

Total assets	$3,325,926	$3,323,023

Liabilities and Stockholders’ Equity
Current liabilities	$454,168	$452,197
Long-term debt	889,878	960,103
Right-of-use lease liabilities (2)	358,671	345,762
Other liabilities	198,079	191,967
Stockholders’ equity	1,425,130	1,372,994

Total liabilities and stockholders’ equity	$3,325,926	$3,323,023

(1)	Includes current portion of $28,949 and $28,427, respectively.
(2)	Includes current portion of $55,599 and $51,908, respectively.

Flowers Foods, Inc.

Consolidated Statement of Operations

(000’s omitted, except per share data)

	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 28 Week Period Ended	For the 28 Week Period Ended
	July 17, 2021	July 11, 2020	July 17, 2021	July 11, 2020
Sales	$1,017,309	$1,025,861	$2,319,477	$2,375,305
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization shown separately below)	504,062	506,033	1,147,638	1,176,906
Selling, distribution and administrative expenses	407,707	396,904	909,680	918,939
Loss on inferior ingredients	—	—	122	—
Restructuring and related impairment charges	—	10,535	—	10,535
Depreciation and amortization expense	31,619	33,180	73,005	77,843

Income from operations	73,921	79,209	189,032	191,082
Other pension (benefit) cost	(93)	(72)	(218)	71
Pension plan settlement and curtailment loss	—	—	—	116,207
Loss on extinguishment of debt	—	—	16,149	—
Interest expense, net	1,070	2,869	5,271	6,183

Income before income taxes	72,944	76,412	167,830	68,621
Income tax expense	16,586	18,493	39,817	16,474

Net income	$56,358	$57,919	$128,013	$52,147

Net income per diluted common share	$0.26	$0.27	$0.60	$0.25

Diluted weighted average shares outstanding	213,056	212,284	212,897	212,192

Flowers Foods, Inc.

Condensed Consolidated Statement of Cash Flows

(000’s omitted)

	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 28 Week Period Ended	For the 28 Week Period Ended
	July 17, 2021	July 11, 2020	July 17, 2021	July 11, 2020
Cash flows from operating activities:
Net income	$56,358	$57,919	$128,013	$52,147
Adjustments to reconcile net income to net cash from operating activities:
Total non-cash adjustments	40,766	49,862	96,604	193,513
Changes in assets and liabilities and pension contributions	28,311	61,828	(1,187)	30,134

Net cash provided by operating activities	125,435	169,609	223,430	275,794

Cash flows from investing activities:
Purchase of property, plant and equipment	(30,992)	(24,894)	(58,270)	(46,594)
Proceeds from sale of property, plant and equipment	252	590	2,411	1,452
Acquisition of trademarks	(10,200)	—	(10,200)	—
Other	3,086	5,342	9,088	9,363

Net cash disbursed for investing activities	(37,854)	(18,962)	(56,971)	(35,779)

Cash flows from financing activities:
Dividends paid	(44,539)	(42,342)	(87,042)	(82,628)
Payment of contingent consideration	—	—	—	(4,700)
Stock repurchases	—	—	(1,058)	(783)
Net change in debt borrowings	—	(61,250)	(81,858)	142,500
Payments on financing leases	(443)	(1,720)	(866)	(3,900)
Other	(899)	1,544	(10,841)	(1,986)

Net cash (disbursed for) provided by financing activities	(45,881)	(103,768)	(181,665)	48,503

Net increase (decrease) in cash and cash equivalents	41,700	46,879	(15,206)	288,518
Cash and cash equivalents at beginning of period	250,570	252,683	307,476	11,044

Cash and cash equivalents at end of period	$292,270	$299,562	$292,270	$299,562

Flowers Foods, Inc.

Sales by Sales Class and Sales Bridge

(000’s omitted)

Sales by Sales Class	For the 12 Week Period Ended	For the 12 Week Period Ended
	July 17, 2021	July 11, 2020	$ Change	% Change
Branded Retail	$674,749	$688,869	$(14,120)	(2.0)%
Store Branded Retail	131,022	144,574	(13,552)	(9.4)%
Non-Retail and Other	211,538	192,418	19,120	9.9%

Total Sales	$1,017,309	$1,025,861	$(8,552)	(0.8)%

Sales by Sales Class	For the 28 Week Period Ended	For the 28 Week Period Ended
	July 17, 2021	July 11, 2020	$ Change	% Change
Branded Retail	$1,536,622	$1,579,950	$(43,328)	(2.7)%
Store Branded Retail	293,462	334,858	(41,396)	(12.4)%
Non-Retail and Other	489,393	460,497	28,896	6.3%

Total Sales	$2,319,477	$2,375,305	$(55,828)	(2.4)%

Sales Bridge

For the 12 week period ended July 17, 2021	Volume	Net Price/Mix	Total Sales Change
Flowers Foods	(3.9)%	3.1%	(0.8)%

For the 28 week period ended July 17, 2021	Volume	Net Price/Mix	Total Sales Change
Flowers Foods	(5.6)%	3.2%	(2.4)%

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Earnings per Share to Adjusted Earnings per Share
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 28 Week Period Ended	For the 28 Week Period Ended
	July 17, 2021	July 11, 2020	July 17, 2021	July 11, 2020
Net income per diluted common share	$0.26	$0.27	$0.60	$0.25
Loss on inferior ingredients	—	—	NM	—
Project Centennial consulting costs	—	0.02	—	0.03
Business process improvement consulting costs	0.05	—	0.06	—
Legal settlements	—	—	—	0.01
Acquisition consideration adjustment	0.01	—	0.01	—
Restructuring and related impairment charges	—	0.04	—	0.04
Pension plan settlement and curtailment loss	—	—	—	0.41
Other pension plan termination costs	—	—	—	NM
Loss on extinguishment of debt	—	—	0.06	—

Adjusted net income per diluted common share	$0.32	$0.33	$0.73	$0.74

NM - not meaningful.

	Reconciliation of Gross Margin
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 28 Week Period Ended	For the 28 Week Period Ended
	July 17, 2021	July 11, 2020	July 17, 2021	July 11, 2020
Sales	$1,017,309	$1,025,861	$2,319,477	$2,375,305
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization)	504,062	506,033	1,147,638	1,176,906

Gross Margin excluding depreciation and amortization	513,247	519,828	1,171,839	1,198,399
Less depreciation and amortization for production activities	17,814	18,113	$40,944	$42,371

Gross Margin	$495,433	$501,715	$1,130,895	$1,156,028

Depreciation and amortization for production activities	$17,814	$18,113	$40,944	$42,371
Depreciation and amortization for selling, distribution and administrative activities	13,805	15,067	32,061	35,472

Total depreciation and amortization	$31,619	$33,180	$73,005	$77,843

	Reconciliation of Selling, Distribution and Administrative Expenses to Adjusted SD&A
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 28 Week Period Ended	For the 28 Week Period Ended
	July 17, 2021	July 11, 2020	July 17, 2021	July 11, 2020
Selling, distribution and administrative expenses (SD&A)	$407,707	$396,904	$909,680	$918,939
Project Centennial consulting costs	—	(5,584)	—	(8,976)
Business process improvement consulting costs	(13,205)	—	(18,163)	—
Legal settlements	—	—	—	(3,220)
Acquisition consideration adjustment	(3,400)	—	(3,400)	—
Other pension plan termination costs	—	—	—	(133)

Adjusted SD&A	$391,102	$391,320	$888,117	$906,610

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Net Income to EBITDA and Adjusted EBITDA
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 28 Week Period Ended	For the 28 Week Period Ended
	July 17, 2021	July 11, 2020	July 17, 2021	July 11, 2020
Net income	$56,358	$57,919	$128,013	$52,147
Income tax expense	16,586	18,493	39,817	16,474
Interest expense, net	1,070	2,869	5,271	6,183
Loss on extinguishment of debt	—	—	16,149	—
Depreciation and amortization	31,619	33,180	73,005	77,843

EBITDA	105,633	112,461	262,255	152,647
Other pension (benefit) cost	(93)	(72)	(218)	71
Pension plan settlement and curtailment loss	—	—	—	116,207
Other pension plan termination costs	—	—	—	133
Loss on inferior ingredients	—	—	122	—
Project Centennial consulting costs	—	5,584	—	8,976
Business process improvement consulting costs	13,205	—	18,163	—
Legal settlements	—	—	—	3,220
Acquisition consideration adjustment	3,400	—	3,400	—
Restructuring and related impairment charges	—	10,535	—	10,535

Adjusted EBITDA	$122,145	$128,508	$283,722	$291,789

Sales	$1,017,309	$1,025,861	$2,319,477	$2,375,305
Adjusted EBITDA margin	12.0%	12.5%	12.2%	12.3%

	Reconciliation of Income Tax Expense to Adjusted Income Tax Expense
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 28 Week Period Ended	For the 28 Week Period Ended
	July 17, 2021	July 11, 2020	July 17, 2021	July 11, 2020
Income tax expense	$16,586	$18,493	$39,817	$16,474
Tax impact of:
Loss on inferior ingredients	—	—	31	—
Project Centennial consulting costs	—	1,396	—	2,244
Business process improvement consulting costs	3,301	—	4,541	—
Legal settlements	—	—	—	805
Acquisition consideration adjustment	850	—	850	—
Restructuring and related impairment charges	—	2,634	—	2,634
Pension plan settlement and curtailment loss	—	—	—	29,052
Other pension plan termination costs	—	—	—	33
Loss on extinguishment of debt	—	—	4,037	—

Adjusted income tax expense	$20,737	$22,523	$49,276	$51,242

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Net Income to Adjusted Net Income
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 28 Week Period Ended	For the 28 Week Period Ended
	July 17, 2021	July 11, 2020	July 17, 2021	July 11, 2020
Net income	$56,358	$57,919	$128,013	$52,147
Loss on inferior ingredients	—	—	91	—
Project Centennial consulting costs	—	4,188	—	6,732
Business process improvement consulting costs	9,904	—	13,622	—
Legal settlements	—	—	—	2,415
Acquisition consideration adjustment	2,550	—	2,550	—
Restructuring and related impairment charges	—	7,901	—	7,901
Pension plan settlement and curtailment loss	—	—	—	87,155
Other pension plan termination costs	—	—	—	100
Loss on extinguishment of debt	—	—	12,112	—

Adjusted net income	$68,812	$70,008	$156,388	$156,450

	Reconciliation of Earnings per Share - Full Year Fiscal 2021 Guidance
	Range Estimate
Net income per diluted common share	$1.04	to	$1.09
Business process improvement consulting costs	0.06		0.06
Loss on inferior ingredients	NM		NM
Acquisition consideration adjustment	0.01		0.01
Loss on extinguishment of debt	0.06		0.06

Adjusted net income per diluted common share	$1.17	to	$1.22

NM - not meaningful.